EXHIBIT 99.1: PRESS RELEASE OF PAYCHEX, INC. DATED DECEMBER 21, 2005
PAYCHEX, INC. REPORTS RECORD SECOND QUARTER RESULTS
December 21, 2005
Second Quarter Fiscal 2006 Highlights:
•	Increase of 30% in both net income and diluted earnings per share to $112.6 million and $0.30, respectively.

•	Total revenues up 15%.

•	Payroll service revenue up 9% to $303.9 million.

•	Major Market Services revenue increased 26% to $53.4 million.

•	Retirement Services revenue grew 15%.

•	Administrative fee revenue from Paychex Premier (SM) increased 66%.

•	Quarterly cash dividend per share increased to $0.16 per share from $0.13 per share.
     ROCHESTER, NY, December 21, 2005 — Paychex, Inc. (the “Company” or “Paychex”) (NASDAQ:PAYX) today announced record net income of $112.6 million, or $0.30 diluted earnings per share, for the three months ended November 30, 2005 (“the second quarter”), a 30% increase over net income of $86.9 million, or $0.23 diluted earnings per share, for the same period last year. Total revenues were $399.8 million, a 15% increase over $347.3 million for the same period last year.
     “We are very pleased with the positive results achieved in our second quarter. They were in line with our expectations and position us very well to achieve our full year guidance. Client base growth and increased ancillary penetration were the key drivers for our 9% increase in second quarter Payroll service revenue. This, coupled with Major Market Services second quarter revenue growth of 26%, leaves us very optimistic about the year,” commented Jonathan J. Judge, President and Chief Executive Officer of Paychex.
     Human Resource Services revenue increased 32% to $75.1 million for the second quarter. This increase reflects growth in our clients for Retirement Services and growth in client employees served by our Paychex Premier (SM) Human Resources (previously referred to as Paychex Administrative Services or “PAS”) and Professional Employer Organization (“PEO”) services. Retirement Services revenue increased 15% for the second quarter to $25.8 million. Administrative fee revenue from Paychex Premier (SM) increased 66% for the second quarter to $12.8 million. Revenue from our PEO products increased 37% in the second quarter to $14.3 million.
     We continue to leverage our business as demonstrated by a drop in total expenses in the second quarter as a percentage of total service revenues to 64%, down from 66% in the same period last year. Our investments to support revenue growth contributed to a moderate increase in total operating and selling, general and administrative expenses. For the second quarter, our operating income was $158.6 million, an increase of 25% over the same period last year.
     Increases in interest on funds held for clients and corporate investment income were attributable to average interest rate and average investment balance comparisons as follows:

	For the three months ended		For the six months ended
	November 30,		November 30,
$ in millions	2005	2004	2005	2004

Average investment balances:
Funds held for clients	$2,733.9	$2,410.3	$2,738.0	$2,442.7
Corporate investments	$798.0	$556.6	$764.3	$543.8

Average interest rates earned:
Funds held for clients	3.0%	2.0%	2.9%	1.9%
Corporate investments	2.7%	2.0%	2.7%	1.9%

Year-to-Date Fiscal 2006 Highlights:
     The highlights for the six months ended November 30, 2005 are as follows:
•	Record net income of $227.6 million, or $0.60 diluted earnings per share.

•	Net income and diluted earnings per share increased 30%, respectively.

•	Total revenues increased 16% to $803.5 million.

•	Payroll service revenue was up 10% to $612.5 million.

•	Major Market Services revenue increased 27% to $105.7 million.

•	Retirement Services revenue grew 16% to $50.4 million.

•	Administrative fee revenue from Paychex Premier (SM) increased 69% to $25.0 million.

•	Total expenses were 63% of total service revenues compared with 65% in the same period last year.

•	Operating income increased 26% to $321.4 million.

•	Cash flow from operations was $234.8 million.

•	Utilization of tax filing and payment services and employee payment services as of November 30, 2005 was 91% and 67%, respectively.
Outlook:
     Our current outlook for the full fiscal year ended May 31, 2006 is the same as provided in our Form 10-Q for the quarter ended August 31, 2005, except for the inclusion of the effect of the Federal Funds rate increases on November 1, 2005 and December 13, 2005.
CONFERENCE CALL
     Access the webcast of the Paychex, Inc. Second Quarter Earnings Release Conference Call, scheduled for December 22, 2005 at 10:30 a.m. Eastern Time, at www.paychex.com at the Investor Relations page. Paychex, Inc.’s news releases, current financial information, SEC filings, and investor presentations are also accessible at www.paychex.com. For more information, contact:

Investor Relations:	John Morphy, CFO, or Terri Allen	585-383-3406
Media Inquiries:	Laura Saxby Lynch	585-383-3074
ABOUT PAYCHEX
     Paychex, Inc. is a leading provider of payroll, human resource, and benefits outsourcing solutions for small- to medium-sized businesses. The company offers comprehensive payroll services, including payroll processing, payroll tax administration, time and attendance solutions and employee pay services, including direct deposit, check signing, and Readychex®. Human Resource Services include 401(k) plan recordkeeping, workers’ compensation administration, section 125 plans, a professional employer organization, and other administrative services for business. Paychex was founded in 1971. With headquarters in Rochester, New York, the company has more than 100 offices and serves approximately 522,000 payroll clients nationwide. For more information about Paychex and our products, visit www.paychex.com.

“SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
     Certain written and oral statements made by management of Paychex, Inc. and its wholly owned subsidiaries (the “Company” or “Paychex”) may constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Forward-looking statements are identified by such words and phrases as “we expect,” “expected to,” “estimates,” “estimated,” “current outlook,” “we look forward to,” “would equate to,” “projects,” “projections,” “projected to be,” “anticipates,” “anticipated,” “we believe,” “could be,” and other similar phrases. All statements addressing operating performance, events, or developments that the Company expects or anticipates will occur in the future, including statements relating to revenue growth, earnings, earnings-per-share growth, or similar projections, are forward-looking statements within the meaning of the Reform Act. Because they are forward-looking, they should be evaluated in light of important risk factors. These risk factors include, but are not limited to, the following or those that are described in the Company’s filings with the Securities and Exchange Commission, including the Company’s most recent Form 10-K filed on July 22, 2005: changes in demand for the Company’s products and services, ability to develop and market new products and services effectively, pricing changes and impact of competition, and the availability of skilled workforce; general market and economic conditions, including, among others, changes in United States employment and wage levels, changes in new hiring trends, changes in short- and long-term interest rates, and changes in the market value and the credit rating of securities held by the Company; changes in the laws regulating collection and payment of payroll taxes, professional employer organizations, and employee benefits, including 401(k) plans, workers’ compensation, state unemployment, and section 125 plans; changes in technology, including use of the Internet; the possibility of failure of the Company’s operating facilities, computer systems, and communication systems during a catastrophic event; the possibility of third-party service providers failing to perform their functions; the possibility of penalties and losses resulting from errors and omissions in performing services; the possible inability of clients to meet payroll obligations; the possibility of failure in internal controls or the inability to implement business processing improvements; and potentially unfavorable outcomes related to pending legal matters. All of these factors could cause the Company’s actual results to differ materially from its anticipated results. The information provided in this document is based upon the facts and circumstances known at this time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of issuance of this release, or to reflect occurrence of unanticipated events.

PAYCHEX, INC.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands, except per share amounts)

	For the three months ended			For the six months ended
	November 30,			November 30,
			%			%
	2005	2004	Change	2005	2004	Change

Revenues:
Payroll service revenue	$303,922	$277,908	9%	$612,520	$557,713	10%
Human Resource Services revenue	75,106	56,968	32%	150,923	111,366	36%

Total service revenues	379,028	334,876	13%	763,443	669,079	14%
Interest on funds held for clients (A)	20,787	12,409	68%	40,087	23,181	73%

Total revenues	399,815	347,285	15%	803,530	692,260	16%

Expenses:
Operating expenses (B)	135,350	122,852	10%	268,771	244,444	10%
Selling, general and administrative expenses (B)	105,860	97,535	9%	213,334	192,250	11%

Total expenses	241,210	220,387	9%	482,105	436,694	10%

Operating income	158,605	126,898	25%	321,425	255,566	26%

Investment income, net (A)	5,552	2,751	102%	10,411	5,010	108%

Income before income taxes	164,157	129,649	27%	331,836	260,576	27%

Income taxes	51,545	42,784	20%	104,196	85,990	21%

Net income	$112,612	$86,865	30%	$227,640	$174,586	30%

Basic earnings per share	$0.30	$0.23	30%	$0.60	$0.46	30%

Diluted earnings per share	$0.30	$0.23	30%	$0.60	$0.46	30%

Weighted-average common shares outstanding	379,268	378,265		379,046	378,185

Weighted-average common shares outstanding, assuming dilution	381,256	379,696		380,725	379,699

Cash dividends per common share	$0.16	$0.13	23%	$0.29	$0.25	16%

(A)	Further information on interest on funds held for clients and investment income, net, and the short- and long-term effects of changing interest rates can be found in the Company’s filings with the Securities and Exchange Commission, including the Company’s Forms 10-K, 10-Q, and 8-K, as applicable, under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and subheadings “Results of Operations” and “Market Risk Factors.” These filings are accessible at the Company’s website www.paychex.com.
(B)	Expenses have been reclassified between operating expenses and selling, general and administrative expenses to more appropriately reflect the Company’s current way of conducting business.

PAYCHEX, INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands, except per share amount)

	November 30,	May 31,
	2005	2005

ASSETS
Cash and cash equivalents	$ 315,816	$280,944
Corporate investments (A)	476,691	426,666
Interest receivable	29,328	31,108
Accounts receivable, net of allowance for doubtful accounts	210,401	161,849
Deferred income taxes	21,330	21,374
Prepaid income taxes	4,455	5,781
Prepaid expenses and other current assets	24,513	20,587

Current assets before funds held for clients	1,082,534	948,309
Funds held for clients (A)	2,339,747	2,740,761

Total current assets	3,422,281	3,689,070
Property and equipment, net of accumulated depreciation	218,900	205,319
Intangible assets, net of accumulated amortization (B)	66,480	71,458
Goodwill (B)	405,842	405,992
Other long-term assets	6,525	7,277

Total assets	$4,120,028	$4,379,116

LIABILITIES
Accounts payable	$ 25,346	$30,385
Accrued compensation and related items	105,778	106,635
Deferred revenue	3,505	4,271
Legal reserve	22,623	25,271
Other current liabilities	32,498	28,391

Current liabilities before client fund deposits	189,750	194,953
Client fund deposits	2,352,684	2,746,871

Total current liabilities	2,542,434	2,941,824
Deferred income taxes	17,056	17,759
Other long-term liabilities	39,420	33,858

Total liabilities	2,598,910	2,993,441

STOCKHOLDERS’ EQUITY
Common stock, $.01 par value; Authorized: 600,000 shares; Issued and outstanding: 379,596 shares at November 30, 2005, and 378,629 shares at May 31, 2005, respectively	3,796	3,786
Additional paid-in capital	264,966	240,700
Retained earnings	1,265,291	1,147,611
Accumulated other comprehensive loss	(12,935)	(6,422)

Total stockholders’ equity	1,521,118	1,385,675

Total liabilities and stockholders’ equity	$4,120,028	$4,379,116

(A)	The available-for-sale securities within the funds held for clients and corporate investment portfolios reflected a net unrealized loss position of $19.9 million at November 30, 2005, compared with a net unrealized loss position of $9.9 million at May 31, 2005. During the six months ended November 30, 2005, the net unrealized loss position ranged from $21.6 million to $6.1 million. The net unrealized loss position of the Company’s combined investment portfolios was approximately $19.3 million at December 15, 2005.
(B)	Intangible assets primarily represent client lists and license agreements with associate offices, which are amortized over periods ranging from five to twelve years using either accelerated or straight-line methods. Goodwill recorded from the fiscal 2003 and fiscal 2004 acquisitions is not amortized, but is tested for impairment on an ongoing basis. The Company’s business is largely homogeneous and substantially all of the goodwill is associated with one reporting unit.